KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

March 7, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Nuveen Real Asset Income and Growth Fund (the Fund) and, under the date of February 28, 2025, we reported on the financial statements of the Fund as of and for the years ended December 31, 2024 and 2023. On October 24, 2024, we were notified that the Fund appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Fund’s financial statements as of and for the period ended December 31, 2024, and the issuance of our report thereon. On February 28, 2025, we completed our audit and the auditor-client relationship ceased.

We have read the statements made by the Fund under the heading “Important Notices- Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR dated March 7, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statement in section b under the heading “Important Notices- Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR.

Very truly yours,